Exhibit 99.3

FIRST QUARTER FISCAL 2024

INVESTOR QUESTIONS & ANSWERS

December 6, 2023

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

Fiscal First Quarter 2024 Highlights

•	Net sales for the first quarter were $2.50 billion.
•	Consolidated gross profit margin for the first quarter was 14.3%.
•	Net income attributable to THOR Industries and diluted earnings per share for the first quarter of fiscal 2024 were $53.6 million and $0.99, respectively.
•	During the first quarter, the Company continued to return capital to shareholders through its share repurchase program, repurchasing $30.0 million of common stock, bringing the total amount repurchased since the initial authorization in December 2021 to $237.2 million.
•	The Company reaffirms its full-year fiscal 2024 consolidated net sales, consolidated gross profit margin and diluted earnings per share guidance.

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2
Q&A
Market Update	3
Operations Update	4
Financial Update	6
Segment Data
Summary of Key Quarterly Segment Data – North American Towable RVs	8
Summary of Key Quarterly Segment Data – North American Motorized RVs	9
Summary of Key Quarterly Segment Data – European RVs	10
Forward-Looking Statements	11

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America.

The RV industry’s calendar 2023 retail sales have been impacted by the current macroeconomic conditions faced by consumers and dealers, including higher inflation and interest rates. While near-term North American industry retail demand has significantly softened from the record calendar 2021 level and strong 2022 levels, we anticipate the recent softened demand to be temporary as interest in the RV lifestyle continues to grow. To be clear, we acknowledge that the temporary nature of the soft demand is directly tied to strong headwinds faced by consumers from the current macroeconomic environment and expect that the softness will persist until those forces begin to ease up on the consumer. The Recreational Vehicle Industry Association’s (“RVIA”) August 2023 forecast estimates total North American wholesale shipments in calendar year 2023 to be between 287,200 and 307,000 units, down from the record wholesale unit shipments in calendar year 2021 of 600,240 and wholesale unit shipments in calendar 2022 of 493,268. For calendar year 2024, the RVIA projects that the industry will return to growth with a forecasted wholesale unit shipment range between 363,700 and 375,700 units.

•	Market demand conditions in Europe.

Similar to North America, European retail sales have been impacted by current macroeconomic conditions. However, as a result of persistent chassis supply constraints that have limited the level of motorized product output, we have seen relative strength in retail registrations in Europe when compared to North America. According to the European Caravan Foundation (“ECF”), total retail registrations in Europe for the first nine months of calendar year 2023 decreased 6.7% compared to the same period of calendar 2022. Due to chassis constraints, independent RV dealer inventory levels of our motorized European RV products are generally below pre-pandemic levels in certain of the various countries we serve, including within Germany, which accounts for approximately 60% of our European product sales.

•	Order backlogs.

Consolidated RV backlog was $5.4 billion as of October 31, 2023. North American RV backlog was $2.0 billion as of October 31, 2023, a decrease of 54.1% compared to $4.4 billion as of October 31, 2022. European RV backlog was $3.3 billion as of October 31, 2023, an increase of 11.6% compared to $3.0 billion as of October 31, 2022.

•	Near-term and long-term RV industry outlook in both North America and Europe.

The RV industry has experienced a slowdown in retail activity as consumers have been adversely impacted by elevated unit prices, higher interest rates, and overall inflation impacting many facets of their budget. However, high RV utilization, strong show attendance and high repeat buyer intentions in the face of this decreasing appetite to purchase in the short-term exhibits the resilience of consumer interest in the RV lifestyle. While we remain cautious and continue to expect near-term demand to be materially impacted by the current macroeconomic conditions, particularly in North America, our long-term optimism remains undeterred. Our positive long-term outlook is supported by favorable demographics, strong interest in the RV lifestyle and a favorable perception of RVing as promoting a safe and healthy lifestyle. Numerous studies conducted by THOR, RVIA and others show that people of all generations love the freedom of the outdoors and that RVers are extremely satisfied with their RV experience. The growth in industry-wide RV sales in recent years has also resulted in exposing a much broader range of consumers to the lifestyle. We believe many of those who have been recently exposed to the industry for the first time will become future owners, and that those who became first-time owners during the pandemic will become long-term RVers - resulting in future trade-in sales opportunities. In addition, we view the significant investments by independent dealers, campground owners and various governmental agencies into camping and RV facilities to be positive long-term factors, which should only further enhance the experience of current RVers and encourage new buyers to enter the lifestyle.

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Q&A

MARKET UPDATE

1.	Can you comment on the North American market demand environment? What is your current forward-looking outlook?

a.	North American retail activity continues to be challenged in calendar 2023 as a result of near-term macroeconomic pressures adversely impacting consumer sentiment and demand. Given these pressures, the RV industry has seen a calendar year-over-year decline in North American retail registrations of approximately 17% through September 30, 2023. As we approach calendar year-end, we project calendar 2023 North American retail registrations to exceed 370,000 units. Looking ahead, we remain cautiously optimistic that retail demand begins to stabilize as we move through calendar 2024 as consumers adjust to the macro environment and our industry recalibrates its pricing and product offerings to address affordability challenges. For fiscal 2024 planning purposes, we continue to forecast an industry retail demand range of between 350,000 and 365,000 units, which assumes some modest softening in year-over-year retail registration trends to begin calendar 2024. Furthermore, while we anticipate a mix shift towards more affordable RV products, the breadth of our product offering across product categories and price points allows us to quickly pivot to evolving market demands.

While we acknowledge there is still a range of potential retail sales scenarios, we remain fully confident that we will see a positive inflection in future retail demand once near-term macroeconomic pressures subside. Based upon recent THOR and industry studies, we remain strongly optimistic about both the industry’s and THOR’s future growth. This longer-term optimism is supported by data that indicates interest in the RV lifestyle continues to exceed pre-pandemic levels, RV utilization remains high, consumer satisfaction among RV owners is very strong, and repeat buyer intentions reaffirm the “stickiness” of the RV lifestyle. Of recent note, according to the RVIA 2023 RV holiday travel survey, 20 million Americans are planning to take an RV trip between Thanksgiving and New Year’s Day.

2.	What is the near-term outlook of your North American independent dealers? What are the expected ordering patterns in this macro environment?

a.	The current North American dealer outlook continues to be cautious. Given a slower retail environment in calendar 2023 and rising floorplan costs associated with higher interest rates, our independent dealers are taking a more conservative approach to inventory management entering the winter months. While we currently believe North American dealer inventory positions are, on balance, relatively healthy and fresh, dealers are still expected to remain hesitant to hold excess inventory ahead of the calendar 2024 retail show and selling season with a continued focus on rightsizing prior model year inventory levels during the seasonally slower months. Looking to calendar 2024, we anticipate dealers will closely monitor consumer traffic and sales conversions, but we do expect to see the continuation of cautious ordering patterns in the wholesale channel consisting of smaller, more frequent orders as dealers operate in a higher interest rate environment. We view this as a positive development as we believe the proactive planning discussions taking place between our operating companies and independent dealer partners will result in improved inventory sell-through trends and higher margins earned across our brands relative to previous years.

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OPERATIONS UPDATE

1.	Can you comment on production and the cadence of North American wholesale shipments for the balance of fiscal 2024?

a.	Consistent with our disciplined production approach in fiscal 2023, during the first quarter, our North American operating teams continued to sustain production levels lower than demand levels heading into the off-season months. In the fiscal first quarter, we were able to assist independent dealers in successfully destocking approximately 3,700 units from channel inventory. As a result, North American dealer inventory levels of THOR products approximated 83,800 units at October 31, 2023, down significantly from the 122,300 units at October 31, 2022 and the 113,000 units six months ago at April 30, 2023. Our operating plan for fiscal 2024 continues to be focused on matching wholesale production to our forecasted industry retail demand range of between 350,000 to 365,000 units.

Our focus for the second fiscal quarter of 2024 is to slow our production output through reduced production rates and extended holiday shutdowns to closely align wholesale shipments to match current levels of retail in an effort to assist our independent dealers in mitigating the impact of higher interest rates and other carrying costs while rebalancing the mix of channel inventory. For this reason, we expect a rather modest restocking of dealer inventory in the second quarter of our fiscal 2024 compared to most previous years. As we enter the second half of fiscal 2024, we expect a pronounced ramp up of wholesale shipments that aligns closely with the pace of retail sales entering the prime selling season.

Given the anticipated ramp up of orders in the third fiscal quarter, during the second quarter our teams will be selectively building “open” units for core brands. Consistent with normal course of business, this approach allows us to maximize labor efficiencies while also being sensitive to dealer inventory levels in this higher interest rate environment. Compared to last year, channel inventory levels are healthier and THOR companies will continue to manage production in a disciplined manner.

2.	Can you comment on North American average wholesale selling prices? Where do you see average wholesale selling prices trending in fiscal 2024?

a.	As we indicated last quarter, we expect to reduce the average wholesale prices of our North American towable and motorized products in fiscal 2024 as a result of our enacted strategies focused on creating buying propositions for retail customers and mix shifts towards more moderately-priced units. In the first quarter of fiscal 2024, we did see a low-double-digit decline in the average wholesale selling price for towable products when compared to the average wholesale selling prices in the fourth quarter of fiscal 2023. While we continued to realize relief on certain input costs and further introduced our model year 2024 product offering at value price points, the sequential decline in the North America Towable average selling price was also impacted more-than-previously-anticipated by product mix shifts towards entry-level and travel trailer units. On a year-over-year basis, the average wholesale selling price for towable products decreased by a high-teens percentage, reflective of product mix changes, realized cost relief and unit recontenting as well as increased sales discounts.

The shift in mix toward lower-priced towable units also aligns with the strategic priorities of our independent dealers to focus on increasing inventory turnover and effectively managing floorplan financing. With elevated interest rates and the potential for lender curtailments adversely affecting dealer cash flow, dealers have focused on reducing borrowings on floorplan lines and focusing on more rapidly turning units to enhance cash conversion. Dealers and manufacturers focusing on products that most resonate with consumers creates a more healthy supply and demand dynamic as the broader economy begins to strengthen.

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Looking ahead, we will continue to work closely with our independent dealer partners in monitoring retail sales trends. The breadth of our product offering across product categories and price points and continuous focus on product repositioning allows us to quickly pivot to evolving market demands, which will impact average selling prices.

With respect to average wholesale selling prices for motorized products, we have seen more modest decreases on both a sequential and year-over-year basis as a result of continued inflationary pressures on chassis partially offsetting other factors. Looking ahead, subject to any pronounced mix shift changes, we do not expect any material deviation in average selling prices for motorized products from fiscal first quarter levels.

3.	Can you comment on the strong first quarter of fiscal 2024 performance and the outlook of THOR Industries’ European segment?

a.	Our European segment reported positive income before income taxes in the fiscal first quarter for the first time since acquiring EHG in fiscal 2019. The strong fiscal first quarter performance built off the robust European performance in fiscal 2023 and once again demonstrated the efforts of our European management team, favorable price-cost realization, operational efficiencies and improvements in chassis supply necessary to further restock dealer inventory levels of motorized product. Despite macroeconomic softness and uncertainty in Europe, overall European RV retail registrations decreased only 6.7% in the first nine months of calendar 2023 compared to the same period in calendar 2022. In Germany and France, our largest European markets, RV retail registrations decreased just 2.4% and 4.3%, respectively, in the first nine months of calendar 2023.

Looking ahead, our fiscal 2024 operating plan continues to be based on a low-double-digit decrease in retail registrations compared to fiscal 2023. While we continue to expect dealer inventory levels in our primary markets to reach normalized levels for the majority of our brands by the end of our fiscal second quarter, we are extremely pleased with the continued efforts of our European team to strengthen its operations and profitability. Our European team continues to be focused on diversifying our supply chain and driving efficiencies across our manufacturing footprint in an effort to sustain the long-term profitability profile of the European business.

4.	Airxcel has recently received additional attention coming out its OEM Product Showcase and Dealer Open House. What were the takeaways?

a.	A central purpose for the Airxcel acquisition in calendar 2021 was to ensure a robust and competitive supply chain marketplace. Over the past year, Airxcel has invested heavily in its business to expand its product lineup. Through product line extensions and the introduction of new products and brands, Airxcel has positioned itself to support and gain market share with THOR, and non-THOR, OEMs looking to differentiate their products within product categories historically dominated by one or two suppliers. Airxcel’s Product Showcase in October served as a forum to display the breadth of Airxcel’s product lineup. The feedback was very positive with daily OEM prototyping discussions taking place since the showcase. As a result, we are encouraged by Airxcel’s growth prospects moving forward.

At the same time, we will maintain strong relationships with each of our existing key suppliers as we continue to collaborate on the development of new products, dual source components and build a resilient industry supply chain in an effort to drive positive outcomes for our core OEM businesses.

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FINANCIAL UPDATE

1.	The Company reaffirmed its financial guidance for full-year fiscal 2024 in its press release today. What are the key assumptions included in your outlook?

a.	The Company reaffirmed its full-year fiscal 2024 guidance, which includes:
•	Consolidated fiscal 2024 net sales in the range of $10.5 billion to $11.0 billion
•	Consolidated gross profit margin for fiscal 2024 in the range of 14.5% to 15.0%
•	Diluted earnings per share for fiscal 2024 in the range of $6.25 to $7.25

Net Sales. The forecasted year-over-year decrease in consolidated net sales is driven by anticipated reductions in average selling prices and lower unit shipments of motorized products, partially offset by higher anticipated wholesale shipment volumes within the North American Towable segment. In North America, the Company’s operating plan for fiscal 2024 continues to reflect an industry wholesale shipment range of between 350,000 and 365,000 units with wholesale shipments approximating retail demand. Given the magnitude of destocking for North American towable products in fiscal 2023, we anticipate fiscal 2024 shipments with our North American Towable segment to increase and align more closely with retail demand. Conversely, we anticipate lower fiscal 2024 wholesale shipments within our North American Motorized segment relative to fiscal 2023 as we also return to a 1:1 wholesale-retail relationship. As a reminder, for the Motorized segment, we faced a challenging fiscal 2024 first quarter comparison to the prior-year quarter as a result of significant independent dealer restocking of North American motorized product in the first quarter of fiscal 2023. In our European segment, we also expect to return to a 1:1 wholesale-retail relationship as we expect dealer inventory levels in our primary markets to reach normalized levels for the majority of our brands by the end of our fiscal second quarter. As a result, we anticipate tougher year-over-year net sales comparisons in the second half of fiscal 2024.

Gross Profit Margin. Despite lower forecasted year-over-year consolidated net sales, we still expect to realize improved consolidated gross profit margin performance in fiscal 2024 as our North American Towable segment gross profit margin returns to more historical levels. Our efforts in fiscal 2023 and the first quarter of fiscal 2024 to assist North American independent dealers in significantly reducing lot inventory of towable products, as well as rebalancing the mix of product, better positions THOR and its independent dealers entering the prime retail selling season of calendar 2024. In addition to benefiting from recalibrated dealer lot inventory, a return to a more normalized production planning environment that aligns to stabilizing market demand trends should enable our operating teams to optimize their respective labor and overhead cost structures. Additionally, we expect to benefit from our sourcing strategies and value-enhancing product offerings, which in turn assists our independent dealers’ response to consumer demands in this current environment.

Also, while we are mindful that a level of incentives and promotional activity is necessary to assist our independent dealers in moving product through the channel, our efforts to assist with product flow are governed by a balanced philosophy of margin protection, which may at times result in temporary market share losses. Given this philosophy, along with our prudent focus on operational execution in the current down cycle, we do not anticipate the level of towable incentives in fiscal 2024 to be of the same magnitude when compared to fiscal 2023.

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Capital Expenditures and Innovation. Despite the challenging macro backdrop, we remain committed to driving gross profit margin improvement and long-term growth. As such, in fiscal 2024, we plan to make incremental investments in automation and innovation strategies which are expected to increase both capital expenditures with construction projects and the purchase of capital equipment (capital expenditures approximated to be $260 million for fiscal 2024), as well as SG&A as a percent of sales as a result of additional research and development expenses (SG&A expected to approximate 8.0% of net sales). As referenced above, our investment in innovation is viewed by management as essential to our long-term growth strategy, and the investments slated for fiscal 2024 are focused on further execution of these strategies.

Tax Rate. For fiscal 2024, we plan for our annual effective income tax rate to remain essentially flat to fiscal 2023 with an estimated range between 24.0% and 26.0% before consideration of any discrete tax items.

Other Modeling Assumptions. On November 15, 2023, the Company entered into amendments to both its term loan and ABL agreements. As a result of amendments and associated maturity date extensions, the Company expects to recognize total expense of approximately $20.0 million in the second quarter of fiscal 2024, which will primarily be a non-cash extinguishment charge included in interest expense. In addition, in the second quarter of fiscal 2024 the Company will capitalize applicable financing costs related to these amendments which will be amortized over the remaining term of the amended term loan and ABL agreements.

Additionally, for the full-year fiscal 2024, we expect amortization expense related to intangible assets to be $128.7 million.

2.	Can you comment on expected cash flow generation and capital allocation priorities for fiscal 2024?

a.	We expect to generate solid net cash flow from operations for fiscal 2024, driven primarily by operating results as we do not expect changes in net working capital to provide a similar level of operating cash for the Company compared to fiscal 2023. Consistent with historical seasonality, we expect the majority of our cash flow generation to be realized in the second half of the fiscal year.

Our anticipated cash flow generation will allow us to maintain our balanced capital allocation strategy. We will continue to focus on reinvesting in our businesses, paying our dividend - which we have increased annually for 14 consecutive years (including the increase announced in October 2023), reducing our debt obligations and repurchasing THOR stock on an opportunistic basis while making selective tuck-in acquisitions or strategic investments in long-term growth initiatives that we expect to enhance long-term shareholder value. Consistent with our historical approach, we expect to be disciplined, flexible and balanced in how we deploy capital to generate the greatest return for our shareholders.

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Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended October 31, 2023	Three Months Ended October 31, 2022	% Change
North American Towable
Travel Trailers	$619,538	$822,869	(24.7)
Fifth Wheels	325,916	494,937	(34.2)
Total North American Towable	$945,454	$1,317,806	(28.3)

# OF UNITS:	Three Months Ended October 31, 2023	Three Months Ended October 31, 2022	% Change
North American Towable
Travel Trailers	22,630	25,355	(10.7)
Fifth Wheels	5,477	6,936	(21.0)
Total North American Towable	28,107	32,291	(13.0)

ORDER BACKLOG	As of October 31, 2023	As of October 31, 2022	% Change
North American Towable	$795,798	$1,567,829	(49.2)

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Year to Date September 30,
	2023	2022
U.S. Market	40.8%	41.0%
Canadian Market	42.0%	41.4%
Combined North American Market	41.0%	41.0%

(1) Source: Statistical Surveys, Inc. CYTD September 30, 2023 and 2022.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended October 31, 2023	Three Months Ended October 31, 2022	% Change
North American Motorized
Class A	$207,911	$404,578	(48.6)
Class C	333,776	490,787	(32.0)
Class B	169,472	228,154	(25.7)
Total North American Motorized	$711,159	$1,123,519	(36.7)

# OF UNITS:	Three Months Ended October 31, 2023	Three Months Ended October 31, 2022	% Change
North American Motorized
Class A	1,080	1,926	(43.9)
Class C	3,045	4,346	(29.9)
Class B	1,457	1,878	(22.4)
Total North American Motorized	5,582	8,150	(31.5)

ORDER BACKLOG	As of October 31, 2023	As of October 31, 2022	% Change
North American Motorized	$1,237,547	$2,864,309	(56.8)

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Year to Date September 30,
	2023	2022
U.S. Market	48.8%	48.3%
Canadian Market	51.4%	53.4%
Combined North American Market	49.0%	48.7%

(1) Source: Statistical Surveys, Inc. CYTD September 30, 2023 and 2022.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended October 31, 2023	Three Months Ended October 31, 2022	% Change
European
Motorcaravan	$346,511	$239,785	44.5
Campervan	221,609	139,166	59.2
Caravan	64,627	61,615	4.9
Other	75,454	63,736	18.4
Total European	$708,201	$504,302	40.4

# OF UNITS:	Three Months Ended October 31, 2023	Three Months Ended October 31, 2022	% Change
European
Motorcaravan	4,550	3,552	28.1
Campervan	4,740	3,333	42.2
Caravan	2,602	3,065	(15.1)
Total European	11,892	9,950	19.5

ORDER BACKLOG	As of October 31, 2023	As of October 31, 2022	% Change
European	$3,331,171	$2,985,205	11.6

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Year to Date September 30,
	2023	2022
Motorcaravan and Campervan (2)	21.1%	21.6%
Caravan	18.5%	18.7%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar year to date September 30, 2023 and 2022. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

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Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2023 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2023.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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